Exhibit 11

                           Liberty Technologies, Inc.
                         Earnings Per Share Calculation



                                              Three Months Ended                Six Months Ended
                                                   June 30,                         June 30,
                                             ---------------------            ----------------------
                                             1997             1996            1997              1996
                                             ----             ----            ----              ----

Net income (loss) .................      $   193,000      $   102,000      $   (20,000)      $   (22,000)

Weighted average shares
    outstanding ...................        5,004,317        4,973,925        4,999,759         4,964,318

Dilutive effect of outstanding
    options and warrants, net of
    tax benefit ...................           60,184          336,038               --                --
                                         -----------      -----------      -----------       -----------

Shares used in computing earnings
    per share .....................        5,064,491        5,309,963        4,999,759         4,964,318
                                         ===========      ===========      ===========       ===========

Earnings (loss) per share (primary
    and fully diluted) ............      $      0.04      $      0.02      $      0.00       $      0.00
                                         ===========      ===========      ===========       ===========